EXHIBIT 99.1
                                                                  ------------


                                  NEWS RELEASE

FOR IMMEDIATE RELEASE
---------------------

          SUBURBAN PROPANE PARTNERS, L.P. ANNOUNCES FOURTH QUARTER AND
           FISCAL YEAR RESULTS AND DECLARES QUARTERLY DISTRIBUTION OF
                             $0.5875 PER COMMON UNIT

WHIPPANY, N.J., OCTOBER 23, 2003 - Suburban Propane Partners, L.P. (NYSE:SPH), a marketer of propane gas and related products and services nationwide, today announced its results for the fourth quarter and fiscal year ended September 27, 2003. The Partnership also declared its quarterly distribution of $0.5875 per Common Unit -- $2.35 per Common Unit annualized.

FOURTH QUARTER 2003 RESULTS

Consistent with the seasonal nature of the propane industry, the Partnership typically experiences a net loss in the fourth quarter. For the fourth quarter of fiscal 2003, Suburban's net loss was $21.0 million, or $0.75 per Common Unit, compared to a net loss of $18.0 million, or $0.71 per Common Unit, for the fourth quarter of fiscal 2002. Earnings before interest, taxes, depreciation and amortization ("EBITDA") resulted in a loss of $6.4 million for the fiscal 2003 fourth quarter, compared to a loss of $1.8 million for the prior year quarter.

Retail gallons sold increased 2.3 million gallons, or 3.0%, to 79.0 million gallons from 76.7 million gallons in the prior year quarter. Revenues of $125.6 million increased $15.9 million, or 14.5%, compared to the prior year quarter. The increase in revenues is attributable to the combination of higher average selling prices in line with the significant increase in product costs compared to the prior year quarter, coupled with the aforementioned increase in retail sales volumes. Combined operating and general and administrative expenses of
$69.4 million increased $5.9 million, or 9.3%, compared to the prior year quarter of $63.5 million. The increase was primarily attributable to higher pension and insurance costs, increased fees for professional services, as well as higher costs for operating and maintaining our fleet as a result of increased business activity throughout the fiscal 2003 fourth quarter. Operating expenses in the fiscal 2003 fourth quarter include a $0.3 million unrealized (non-cash) loss attributable to the mark-to-market on derivative instruments ("FAS 133"), compared to a $0.2 million unrealized gain in the prior year quarter attributable to FAS 133.

Net interest expense decreased 17.8%, or $1.6 million, to $7.4 million, compared to $9.0 million in the prior year quarter. The decrease in interest expense reflects the positive steps taken by the Partnership during the fiscal 2003 third quarter to lower its overall leverage, which resulted in an $88.5 million reduction in total debt.

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FISCAL YEAR 2003 RESULTS

Net income for the fiscal year ended September 27, 2003 was $48.7 million, or $1.87 per Common Unit, compared to $53.5 million, or $2.12 per Common Unit, in fiscal 2002. Earnings before interest, taxes, depreciation and amortization ("EBITDA") amounted to $110.0 million compared to $117.9 million in fiscal 2002. Results for fiscal 2003 include a $2.5 million gain from the sale of nine customer service centers during the year, compared to a $6.8 million gain from the sale of a propane storage facility in Hattiesburg, Mississippi recognized during the prior year. Additionally, fiscal 2003 operating expenses include a $1.5 million unrealized (non-cash) loss attributable to FAS 133, compared to a $5.4 million unrealized gain in the prior year attributable to FAS 133.

Fiscal 2003 retail sales volume of 491.5 million gallons increased 35.5 million gallons, or 7.8%, from 456.0 million gallons in the prior year. The increase in volume reflects comparatively colder average temperatures during fiscal 2003 compared to the prior year, particularly in the eastern and central regions of the United States, offset to an extent by warmer temperatures in the west and a continued sluggish economy. Overall, nationwide average temperatures in fiscal 2003 were just slightly colder than normal compared to 13% warmer than normal temperatures in the prior year. Revenues increased $106.6 million, or 16.0%, to $771.7 million, compared to $665.1 million in fiscal 2002. The increase in revenues is primarily attributable to an increase in average selling prices in line with significantly higher product costs throughout much of fiscal 2003 compared to the prior year, coupled with the increased sales volumes discussed above.

Combined operating and general and administrative expenses of $287.4 million increased $22.5 million, or 8.5%, from $264.9 million in fiscal 2002. In addition to the $6.9 million impact on operating expenses attributable to FAS 133, discussed above, combined operating and general and administrative expenses increased $15.6 million compared to the prior year. The increase was primarily attributable to higher costs associated with increased business activity, such as employee compensation and benefits, vehicle costs (primarily fuel costs), bad debt expense, as well as higher pension and insurance costs.

Net interest expense decreased 4.8%, or $1.7 million, to $33.6 million compared to $35.3 million in the prior year primarily due to the reduction in debt levels discussed in the fourth quarter analysis above.

During fiscal 2003, the Partnership took several steps to further strengthen its balance sheet and improve its leverage, highlighted by the successful completion during the third quarter of a follow-on equity offering of approximately 2.6 million Common Units. The net proceeds from that offering of $72.2 million were used in combination with strong cash flow from operations to pay down debt of $88.5 million, bringing the Partnership's total debt to its lowest point since the initial public offering in 1996. Additionally, during the fiscal 2003 fourth quarter, the Partnership made a voluntary contribution of $10.0 million to its defined benefit pension plan, thus improving the funded status of that plan.

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The Partnership  also declared its quarterly  distribution of $0.5875 per Common
Unit for the three months ended September 27, 2003. The distribution will be payable on November 10, 2003, to Common Unitholders of record as of November 3, 2003. On an annualized basis, the distribution equates to $2.35 per Common Unit.

In announcing these results, President and Chief Executive Officer Mark A. Alexander said, "Fiscal 2003 was an outstanding year for the Partnership. Not only did we achieve another year of excellent operating results and provide another distribution increase -- our seventh since inception -- we took major steps to further strengthen our balance sheet and improve our leverage. Looking forward, we anticipate a slowly improving economy and feel we are well positioned to provide opportunities for continued growth and value to our unitholders."

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves approximately 750,000 residential, commercial, industrial and agricultural customers through more than 320 customer service centers in 40 states.

Company contact:  Robert M. Plante
                  Vice President - Finance
                  (973) 503-9252


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


                Suburban Propane Partners, L.P. and Subsidiaries
                      Consolidated Statements of Operations
     For the Three and Twelve Months Ended September 27, 2003 and September
                28, 2002 (in thousands, except per unit amounts)



                                                                                THREE MONTHS ENDED       TWELVE MONTHS ENDED
                                                                              SEPTEMBER    SEPTEMBER    SEPTEMBER   SEPTEMBER
                                                                               27, 2003     28, 2002     27, 2003    28, 2002
                                                                              ---------    ---------    ---------   ---------

Revenues
  Propane .................................................................   $ 103,735    $  88,114    $ 680,741   $ 570,280
  Other (a) ...............................................................      21,869       21,605       90,938      94,825
                                                                              ---------    ---------    ---------   ---------
                                                                                125,604      109,719      771,679     665,105

Costs and expenses
  Cost of products sold ...................................................      62,570       48,022      376,783     289,055
  Operating ...............................................................      60,487       56,144      250,698     234,140
  General and administrative ..............................................       8,957        7,402       36,661      30,771
  Depreciation and amortization ...........................................       7,030        6,976       27,520      28,355
  Gain on sale of storage facility ........................................        --           --           --        (6,768)
                                                                              ---------    ---------    ---------   ---------
                                                                                139,044      118,544      691,662     575,553

(Loss) / income before interest expense and provision
  for income taxes ........................................................     (13,440)      (8,825)      80,017      89,552
Interest expense, net .....................................................       7,417        8,952       33,629      35,325
                                                                              ---------    ---------    ---------   ---------

(Loss) / income before provision for income taxes .........................     (20,857)     (17,777)      46,388      54,227
Provision for income taxes ................................................          99          185          202         703
                                                                              ---------    ---------    ---------   ---------
(Loss) / income from continuing operations ................................     (20,956)     (17,962)      46,186      53,524
Discontinued operations:
  Gain on sale of customer service centers ................................        --           --          2,483        --
                                                                              ---------    ---------    ---------   ---------

Net (loss) / income .......................................................   $ (20,956)   $ (17,962)   $  48,669   $  53,524
                                                                              =========    =========    =========   =========

General Partner's interest in net (loss) / income .........................   $    (562)   $    (457)   $   1,193   $   1,362
                                                                              ---------    ---------    ---------   ---------
Limited Partners' interest in net (loss) / income .........................   $ (20,394)   $ (17,505)   $  47,476   $  52,162
                                                                              =========    =========    =========   =========

(Loss) / income from continuing operations per common unit - basic.........   $   (0.75)   $   (0.71)   $    1.78   $    2.12
                                                                              =========    =========    =========   =========
Net (loss) / income per common unit - basic ...............................   $   (0.75)   $   (0.71)   $    1.87   $    2.12
                                                                              =========    =========    =========   =========
Weighted average number of common units outstanding - basic ...............      27,256       24,631       25,359      24,631
                                                                              ---------    ---------    ---------   ---------

(Loss) / income from continuing operations per common unit - diluted.......   $   (0.75)   $   (0.71)   $    1.77   $    2.12
                                                                              =========    =========    =========   =========
Net (loss) / income per common unit - diluted .............................   $   (0.75)   $   (0.71)   $    1.86   $    2.12
                                                                              =========    =========    =========   =========
Weighted average number of common units outstanding - diluted .............      27,256       24,631       25,495      24,665
                                                                              ---------    ---------    ---------   ---------


Supplemental Information:
EBITDA (b) ................................................................   $  (6,410)   $  (1,849)   $ 110,020   $ 117,907
Retail gallons sold .......................................................      78,961       76,679      491,451     455,988


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(a)  Other revenues  principally  represent  amounts generated from the sales of appliances, parts and related services.

(b)  EBITDA represents income before deducting  interest expense,  income taxes, depreciation and  amortization.  Our management uses EBITDA as a measure of liquidity  and we are  including it because we believe that it provides our investors and industry analysts with additional information to evaluate our ability  to meet  our debt  service  obligations  and to pay our  quarterly distributions  to holders of our common  units.  Moreover,  our senior note agreements and our revolving credit  agreement  require us to use EBITDA in calculating  our  leverage and interest  coverage  ratios.  EBITDA is not a recognized term under generally accepted accounting principles ("GAAP") and should  not be  considered  as an  alternative  to net  income  or net cash provided  by  operating  activities  determined  in  accordance  with GAAP.
     Because EBITDA, as determined by us, excludes some, but not all, items that affect net income,  it may not be comparable to EBITDA or similarly  titled measures used by other  companies.  The following  table sets forth (i) our
     calculation  of  EBITDA  and  (ii)  a  reconciliation   of  EBITDA,  as  so
     calculated, to our net cash provided by operating activities:

                                                                                THREE MONTHS ENDED       TWELVE MONTHS ENDED
                                                                              SEPTEMBER    SEPTEMBER    SEPTEMBER   SEPTEMBER
                                                                               27, 2003     28, 2002     27, 2003    28, 2002
                                                                              ---------    ---------    ---------   ---------

Net (loss) / income ....................................                      $ (20,956)   $ (17,962)   $  48,669   $  53,524
Add:
  Provision for income taxes ...........................                             99          185          202         703
  Interest expense, net ................................                          7,417        8,952       33,629      35,325
  Depreciation and amortization ........................                          7,030        6,976       27,520      28,355
                                                                              ---------    ---------    ---------   ---------
EBITDA .................................................                         (6,410)      (1,849)     110,020     117,907
                                                                              ---------    ---------    ---------   ---------
Add / (subtract):
  Provision for income taxes ...........................                            (99)        (185)        (202)       (703)
  Interest expense, net ................................                         (7,417)      (8,952)     (33,629)    (35,325)
  Gain on disposal of property, plant and equipment, net                           (150)        (333)        (636)       (546)
  Gain on sale of customer service centers .............                            --           --        (2,483)        --
  Gain on sale of storage facility .....................                            --           --           --       (6,768)
  Changes in working capital and other assets
    and liabilities ....................................                          2,453       14,066      (15,770)     (5,790)
                                                                              ---------    ---------    ---------   ---------
Net cash (used in) / provided by operating activities ..                      $ (11,623)   $   2,747    $  57,300   $  68,775
                                                                              =========    =========    =========   =========
Net cash used in investing activities ..................                      $  (4,328)   $  (3,654)   $  (4,859)  $  (6,851)
                                                                              =========    =========    =========   =========
Net cash used in financing activities ..................                      $ (59,162)   $ (14,941)   $ (77,631)  $ (57,463)
                                                                              =========    =========    =========   =========

